EXHIBIT 10
DASSAULT SYSTEMES
RULES OF THE STOCK OPTIONS PLAN
(2006)
Adopted by the Board of Directors on October 9, 2006

Contents

1. Purpose of the Rules	4

2. Nature of the Options and securities	4

3. Beneficiaries of the Rules	4

4. Terms of the grant of Options	4

5. Features and term of Options	5

6. Conditions of the exercise of Options	5
6.1. Exercise of Options	5
6.1.1. General principles	5
6.1.2. Specific case of internal mobility	5
6.2. Exceptions to Conditions defined in Article 6.1.1	6
6.2.1. Forced retirement and retirement	6
6.2.2. Disability	6
6.2.3. Death	6
6.2.4. Change in Control	6

7. Option Exercise Price	6
7.1. Determination of the Option Exercise Price	6
7.2. Adjustment of the Options	6
7.3. Methods of payment of the Option Exercise Price and issue of the Shares	6

8. Temporary suspension of the exercise of Options	7

9. Conditions for the transfer of the Shares	7
9.1. Principle of the transfer of the Shares	7
9.2. Specific cases of restriction on transfer of the Shares	7
9.2.1. Beneficiaries affiliated to the French social security regime on the Grant Date and/or until the exercise	7
9.2.2. Exceptions	7

10. Issue and possession of acquired upon the exercise of Options	7

11. Change in Control	8
11.1. Takeover bids and exchange offers on the Company’s shares	8
11.2. Change in Control of a subsidiary	8
11.3. Transfer of Business	9

12. Regulations on insider trading	9

13. Amendments to the Rules	9

13.1. Principles	9
13.2. Notice of changes	10

14. General provisions	10

1.	Purpose of the Rules
The Board of Directors of Dassault Systèmes, a corporation with a share capital of 115,411,357 euros, having its registered office at 9, quai Marcel Dassault, 92150 Suresnes, France (hereinafter the “Company”) has decided to implement a Stock Option Plan for subscription Options as defined under Sections L. 225-177 through L. 225-185 of the French Commercial Code (hereinafter the “Commercial Code”) for the benefit of certain executives and employees of the Dassault Systèmes Group (as defined below), in order to involve them, notably, in the growth of the Company and the Dassault Systèmes Group.
Pursuant to the twenty-fifth resolution passed by the Joint Shareholders’ Meeting of June 8, 2005, the Company’s Board of Directors, which met on October 9, 2006, and which was specially authorized to this end by the aforementioned Joint Shareholders’ Meeting, and taking into account provisions applicable in various jurisdictions concerned by this Plan, has adopted this Stock Option Plan, subject to the terms of the rules below (hereinafter the “Rules”) at its entire discretion.
2.	Nature of the Options and securities
The Rules enable that the Beneficiaries (as defined in Article 3 hereinafter) be granted stock options (hereinafter the “Options”) to subscribe to newly issued shares of the Company (hereinafter the “Shares”). The grant is of discretionary nature.
3.	Beneficiaries of the Rules
The Beneficiaries of Options (hereinafter the “Beneficiaries”) are selected from among the Dassault Systèmes Group’s executives and employees. The Company’s Board of Directors, as part of the delegated authority conferred on it for that purpose by the Joint Shareholders’ Meeting of June 8, 2005 has authority to select the Beneficiaries.
Executive officers (hereinafter the “Executive Officers”) usually mean corporate executives who are also employees. Corporate executives, who are not employees, including directors, are in principle excluded from the benefit of the Rules unless:
•	in addition to their corporate appointments, they are bound to any one of the Dassault Systèmes Group’s entities with an employment contract,

•	they perform duties as Chairman of the Board of Directors (Président), Chief Executive Officer (Directeur Général) or Delegated Executive Officer (Directeur Général Délégué), as well as any duty set out in Section L. 225-185 of the Commercial Code within the Dassault Systèmes Group, and any duty that would be considered as equivalent according to the domestic rules applicable to each company in the Dassault Systèmes Group.
In both cases mentioned above, they are considered as “Executive Officers” for the purpose of the Rules.
“Dassault Systèmes Group” or the ”Group” means any and all companies affiliated with the Company as defined in Section L. 225-180 of the Commercial Code.
4.	Terms of the grant of Options
The Beneficiaries shall be informed of the grant of Options by a grant letter sent by the Company, via mail or hand delivery, accompanied by any other ancillary document, and stating the number of Options that are granted to the Beneficiary, the number of Shares to which his or her Options entitle him or her, and the option subscription price that the Beneficiary shall pay to exercise his or her

Options and acquire the underlying Shares, as determined pursuant to Article 7 (hereinafter the “Option Exercise Price”).
For each Beneficiary and for each series of Options, the date of grant of the Option is the date on which the Board of Directors decided to grant said Options to the Beneficiary (hereinafter the “Grant Date”).
Pursuant to the twenty-fifth resolution of the Joint Shareholders’ Meeting of June 8, 2005, the Board of Directors is authorized to grant Options within a maximum period of thirty-eight (38) months as from the date of the Joint Shareholders’ Meeting.
Pursuant to this authorization, the Board of Directors may not grant a total number of Options permitting the subscription or the acquisition of a number of Shares representing more than 20% of the Company’s share capital as on the date of grant by the Board of Directors it being understood that this limitation takes into account new grants of options and options granted upon previous grants, but not exercised yet.
5.	Features and term of Options
Options are non-transferable and may be transferred only by will or under the rules of inheritance.
Pursuant to the resolutions passed by the Joint Shareholders’ Meeting of June 8, 2005, any Option must be exercised prior to the day before the seventh anniversary of the Grant Date, after which date it shall automatically become void and therefore non-exercisable, except in case of death of the Beneficiary as defined in Article 6.2.3.
6.	Conditions of the exercise of Options

6.1.	Exercise of Options

6.1.1.	General principles

The Options become exercisable only after the third anniversary of their Grant Date.

The Options may not be exercised unless the Beneficiary remains an employee or an Executive Officer in one of the Group’s companies on the date on which he or she exercises his or her Options. Besides, in the event of termination of the employment contract or of the duties as a corporate officer, the Beneficiary shall forfeit immediately the right to exercise his or her Options on the date of termination of the employment contract or of the corporate duties, except in the events defined in Article 6.2.

6.1.2.	Specific case of internal mobility

If a Beneficiary is transferred to a company of the Group, involving (i) the termination of the initial employment contract and immediately following this termination, the conclusion of a new employment contract, and/or (ii) the Beneficiary’s resignation from his or her duties as Executive Officer and the acceptance of a new appointment in one of these companies, the Beneficiary shall keep the right to exercise his or her Options in the periods set out by these Rules.

6.2.	Exceptions to Conditions defined in Article 6.1.1

6.2.1.	Forced retirement and retirement

In the event of forced retirement (i.e., at the request of the employee) or retirement (i.e., at the request of the employee when conditions are satisfied) of the Beneficiary, he or she may exercise his or her Options, according to the conditions of exercise set out in Article 6.1.1 and within the limit of the seven (7)-year period set out in Article 5.

6.2.2.	Disability

In the event that the Beneficiary terminates employment due to disability, as defined under the second or third categories set out in Section L. 341-4 of the French Social Security Code (total and permanent disability for purpose of performing any business activity), the Beneficiary may exercise his or her Options according to the conditions of exercise set out in Article 6.1.1 and within the limit of the seven (7)-year period set out in Article 5.

6.2.3.	Death

In the event of the Beneficiary’s death, his or her heirs may exercise his or her Options without regard to the conditions of exercise set out in Article 6.1.1, only within a six-month (6) period as from the date of the Beneficiary’s death. In the event the six-month period exceeds the Options’ term as stated in Article 5, the validity of the Options shall be extended to allow the heirs of the Beneficiary to benefit from the entire six-month period set forth by the Commercial Code. After the expiration of this six -month (6) period, the unexercised Options shall forfeit.

6.2.4.	Change in Control

If any of the events set out in Article 11 of the Rules occurs, the conditions of exercise of the Options may be amended.
7.	Option Exercise Price

7.1.	Determination of the Option Exercise Price
Pursuant to the resolution of the Joint Shareholders’ Meeting held on June 8, 2005, the Option Exercise Price is set by the Board of Directors on the Grant Date.
The Option Exercise Price shall not be below 80% of the average quotation prices during the twenty (20) trading sessions of the Dassault Systèmes share on the Eurolist Market (Euronext-Paris) preceding the day on which the Options are granted.
7.2.	Adjustment of the Options
When certain events that affect the Company’s share capital occur, the Board of Directors shall make the necessary adjustments pursuant to Section L. 225-181 of the Commercial Code and the terms set out in Section L. 228-99 of the Commercial Code and by applicable orders.
7.3.	Methods of payment of the Option Exercise Price and issue of the Shares
Subject to specific provisions enforceable in certain jurisdictions, payment of the Option Exercise Price shall be in euros and shall be made by check or wire transfer, or by cashless exercise.
It should be noted that the Company may suspend the transfer of the Shares if the Beneficiary has not satisfied all tax and social payments and any other amounts potentially due to the Company or one of the Group’s companies or the transfer of the shares may be executed only after withholding of tax and social payments due, from compensation of Beneficiary in compliance with local regulations.
8.	Temporary suspension of the exercise of Options
A suspension of the right to exercise the Options shall occur every time a transaction affecting the Company’s share capital requires the exact and prior knowledge of the number of shares in the share capital of the Company, or if any change involving an adjustment of the number or price of the Options occurs, as set out in Article 7.2 and in cases prescribed by law.
Moreover, the Board of Directors shall suspend temporarily the exercise of the Options during periods requiring specific precautions pursuant to applicable stock market rules, notably insider trading rules.
9.	Conditions for the transfer of the Shares

9.1.	Principle of the transfer of the Shares
The Shares acquired upon the exercise of the Options are freely transferable once acquired, subject to the provisions of Article 9.2. of the Rules.
9.2.	Specific cases of restriction on transfer of the Shares

9.2.1.	Beneficiaries affiliated to the French social security regime on the Grant Date and/or until the exercise

The period mentioned under Section 163 bis C-I of the French Tax Code, which is currently a four (4)-year period as from the Grant Date is defined as “Holding Period”.

The Beneficiaries affiliated to the French social security regime or any assimilated social regime (such as Caisse des Français à l’étranger, IRCAFEX) on the Grant Date and/or at any time until the exercise of the Options may not transfer ownership, by sale or any other means, or convert into bearer form, the Shares acquired upon the exercise of the Options before the expiry of the Holding Period.

9.2.2.	Exceptions

However, by exception to Section 9.2.1 and pursuant to Section 91-ter of Exhibit II to the French Tax Code, in the event of death or disability, the Shares acquired upon the exercise of the Options may be transferred or converted into bearer form by the Beneficiary (or his or her heirs) as from the date of their acquisition, even if the Holding Period has not expired. This exception shall be as well applicable in specific case of dismissal or forced retirement pursuant to the conditions set forth in Section 91-ter of Exhibit II to the French Tax Code and based on applicable official tax guidelines.

Likewise, an exception may be made to the Holding Period pursuant to provisions of Article 11 of these Rules.
10.	Issue and possession of acquired upon the exercise of Options
The Shares acquired upon the exercise of the Options shall be registered in the name of the Beneficiary and shall be freely transferable, subject to Article 9.2. of these Rules.

The Shares shall be subject to all legal and statutory provisions, and shall benefit from all shareholders’ rights as of the 1st day of the Company’s fiscal year on which the Options have been exercised, subject to the following.
With regards to the distribution of dividends, the Shares issued upon exercise of Options shall entitle the Beneficiary to dividends from the Company’s year during which said Options have been exercised. On the contrary, said Shares shall not entitle the Beneficiary to dividends from the previous Company’s year irrespective of the date on which the Options were exercised.
For each Company’s year, the period from the first day of the Company’s year to, either the date of the annual Shareholders’ meeting deciding that dividends shall not be distributed with respect to the previous year, or on the date of the payment of dividends relating to the previous year, is defined under the terms “Period Prior to the Dividend Payment”. The Shares resulting from the exercise of the Options during the Period Prior to the Dividend Payment shall be subject to a distinct trading line until the expiry of said time-period. As of this date, they will be entirely assimilated to Shares issued prior to this period and will be registered under same quotation
The issuance of the Shares subscribed upon exercise of Options is deemed realized as and when the Options are exercised.
11.	Change in Control

11.1.	Takeover bids and exchange offers on the Company’s shares
The events that are likely to constitute a “Offer on the Company’s Shares” for the need of these Rules, are any offer relating to an acquisition by a third party in the Company by takeover bid and/or by exchange tender offer as defined by the Regulations of the “Autorité des Marchés Financiers” (French securities exchange commission).
By exception to the conditions and exercise period set out in Article 6.1.1. hereinabove, in the event of an offer on the Company’s Shares, the Beneficiaries, if they are employees or Executive Officers in a company of the Group, may exercise any of their Options on an accelerated basis, during a limited period. Moreover, the Beneficiaries subject to Article 9.2.1. of these Rules shall not be obliged to comply with the Holding Period set out in that article for the Shares acquired upon this early exercise or Shares acquired by exercise of Options (granted under this Plan)provided that such Shares have been presented to the Offer on the Company’s Shares.
In the event of an Offer on the Company’s Shares, the Beneficiaries shall be entitled to exercise their Options in the early manner as from of the opening date and until closing date of the offer, as those dates are defined by applicable regulation. The early exercise is always at the discretion of the Beneficiary.
In the event that the Beneficiaries have not exercised their right to exercise their options within the aforementioned period, said Options may only be exercised pursuant to the conditions and exercise period set out in Article 6.1.1. hereinabove and the Shares acquired through exercise of Options will remain subject to the Holding Period in Article 9.2. of these Rules.
11.2.	Change in Control of a subsidiary
By exception to the conditions and exercise periods set out in Article 6.1.1 hereinabove, in the event of an acquisition by a third party triggering the loss of direct or indirect control of a company of the Group (the “Subsidiary” and the “Change in Control of a Subsidiary”), the Beneficiaries who are employees or Executive Officers of the Subsidiary may, as of the completion of the Change in Control of a Subsidiary (as defined below), on an accelerated basis and within thirty (30) days as from the completion of the Change in Control, exercise any of their Options, unless those Beneficiaries remain employees or Executive Officers in the Dassault Systèmes Group immediately after the Change in Control of a Subsidiary. However, this exception does not apply to the Beneficiaries subject to Article 9.2.1 of these Rules between the Grant Date and the first anniversary of this date and their Options will forfeit on the completion date of the Change in Control of the Subsidiary. This early exercise is always at the discretion of the Beneficiary.
Beneficiaries subject to Article 9.2.1. of the Rules who will exercise their Options on an accelerated basis will remain subject to the Holding Period as defined in Article 9.2. for Shares issued through accelerated exercise.
In the event that the Beneficiaries have not exercised their rights to early exercise within the aforementioned period, the balance of the Options not exercised shall lapse after the expiration of the thirty (30) day-period period.
11.3.	Transfer of Business
By exception to the conditions and exercise period set out in Article 6.1.1 hereinabove, in the event of transfer of one segment of activity or partial sale of business by one of the companies of the Group or by the Company to an entity that is not controlled by the Company pursuant to Section L.233-3 of the Commercial Code (“Transfer of Business”), the Beneficiaries who are employees or Executive Officers of the segment of activity transferred or the portion of business transferred may exercise any of their Options as from the completion of the Transfer of Business (as defined below), on an accelerated basis and within thirty (30) days as from the completion of the Transfer of Business, unless those Beneficiaries remain employees or Executive Officers of the company of the Group immediately after the Transfer of Business. However, this exception does not apply to the Beneficiary subject to Article 9.2.1 of these Rules between the Grant Date and the first anniversary of this date and their Options will forfeit on the completion of the Transfer of Business. This early exercise is always at the discretion of the Beneficiary.
Beneficiaries subject to Article 9.2.1. of the Rules who will exercise their Options on an accelerated basis will remain subject to the Holding Period as defined in Article 9.2. for Shares issued through accelerated exercise.
In the event that the Beneficiaries have not exercised their rights to early exercise within the aforementioned time period, the balance of the Options not exercised shall lapse after the expiry of this thirty (30) day-period.
12.	Regulations on insider trading
The Beneficiaries are subject to the regulations applicable to insider trading pursuant to applicable laws and regulations and to specific rules applicable within the Company, including the principles and rules of the Company’s internal regulations.
13.	Amendments to the Rules

13.1.	Principles
Pursuant to the powers expressly granted to it by the Joint Shareholders’ Meeting of the Company of June 8, 2005, the Board of Directors reserves the right, where applicable, (i) to accelerate the Option Exercise Periods, (ii) to permit the exercise of the Options beyond the Exercise Periods or (iii) to amend the dates or periods during which the Shares acquired upon the exercise of the Options may not be sold or converted into bearer form.

The Board of Directors may also amend the conditions of the exercise of the Options and the conditions of sale or conversion into bearer form of the Shares acquired upon the exercise of the Options and notably, the Board of Directors may limit, restrict or suspend (i) the exercise of the Options or (ii) the sale of the Shares acquired upon the exercise of the Options during certain specified periods and/or in relation to certain specified events and/or for a specified period.
The decision of the Board of Directors may (i) affect all or part of the Options or Shares resulting from the exercise of the Options and (ii) concern all or some of the Beneficiaries.
The Board of Directors may also decide to terminate the Rules at any time. In such an event, the Rules shall remain applicable for the Options already granted, but no new Options may be granted under these Rules.
13.2.	Notice of changes
A Beneficiary who is eligible under the Rules may be notified personally, by any means, including by internal mail, regular mail, certified letter with acknowledgement receipt or return receipt, fax or electronic mail at the last known address or number indicated by that person. Notice shall be considered to be received at the time of transmission, except in the case of regular mail, for which notice shall be considered to be received seventy-two (72) hours after mailing, or for certified letters with acknowledgement receipt, for which notice shall be considered to be received on the date of first submission.
14.	General provisions
The laws of the Republic of France shall govern these Rules. These Rules shall, in all of their provisions, bind and be applicable to the Company, the Beneficiaries and their respective personal representatives legally authorized to act on their behalf.
In the event of a dispute relative to their interpretation, validity or execution, the parties shall endeavour to reach an amicable solution. Failing that, the dispute shall be brought before the competent French courts.